EXHIBIT 99.1

United-Guardian Reports the Death of Dr. Alfred R. Globus

HAUPPAUGE, N.Y., April 10, 2009 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (Nasdaq:UG) is sad to report the death of Dr. Alfred R. Globus, Chairman of the Board of the company, who passed away yesterday at the age of 88 after being in poor health for several months. Dr. Globus founded the company in 1942, and during the company's formative years had worked tirelessly to expand the company's technology and business opportunities. Although he had not been actively involved in the daily operation of the company for the past few years, he continued to serve as Chairman of the Board and remained keenly interested in the activities of the company.

Ken Globus, President of United-Guardian and nephew of Dr. Globus, stated, "All of us at United-Guardian, as well as his family and the many people whose lives he touched, are very sad to have lost a very special person who cared deeply for all of the people in his life. He had an extraordinary mind and an incredibly productive life, developing many of the products that make up the core of our business today, and always looking for the next challenging project to work on. His efforts have resulted in a company that has made a difference in the lives of a great many people, and which continues to grow and prosper. Dr. Globus made a lasting impression on everyone he met, and our lives are that much richer for having known him. His loss will be felt deeply by all of us, and he will be missed by all who were privileged to have been a part of his life."

The company's deepest sympathies go out to his friends and family.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

CONTACT:  United-Guardian, Inc.
          Robert S. Rubinger
          (631) 273-0900